UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2020
Concert Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-36310	20-4839882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue, Suite 3000N Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 860-0045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CNCE	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On January 28, 2020, Concert Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 4,752,420 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and pre-funded warrants to purchase 1,800,000 shares of Common Stock (the “Pre-Funded Warrants”). All of the Shares and Pre-Funded Warrants are being sold by the Company. The offering price of the Shares to the public is $9.92 per share and the offering price of the Pre-Funded Warrants to the public is $9.919 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 982,863 shares of Common Stock at the public offering price less the underwriting discounts and commissions.
The Pre-Funded Warrants have an initial exercise price of $0.001 per share and are exercisable at any time after their original issuance at the option of each holder, in such holder’s discretion, by (i) payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise or (ii) a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant.
The Pre-Funded Warrants may not be exercised if, upon giving effect to such exercise, (i) the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates) would exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) would exceed 9.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, but not in excess of 19.99%, upon at least 61 days’ prior notice from the holder to the Company.
In the event of certain fundamental transactions, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Pre-Funded Warrants.
The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.
The offering was made pursuant to a prospectus supplement dated January 28, 2020 and an accompanying base prospectus dated March 7, 2018 that form a part of the registration statement on Form S-3 (File No. 333-223334) that the Company filed with the Securities and Exchange

Commission on March 1, 2018, which became effective on March 7, 2018. The closing of the offering is expected to take place on January 30, 2020, subject to customary closing conditions.
A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the Form of Pre-Funded Warrants is attached as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement and Pre-Funded Warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.
A copy of the legal opinion and consent of Goodwin Procter LLP, counsel to the Company, is attached as Exhibit 5.1 hereto.
Item 8.01. Other Events.
The Company issued a press release on January 28, 2020, announcing the pricing of the underwritten public offering. The press release is attached as Exhibit 99.1, and the information contained therein is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 28, 2020, by and between the Company and Jefferies LLC, as representative of the several underwriters named therein
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
99.1	Press Release of the Company, dated January 28, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCERT PHARMACEUTICALS, INC.

Date: January 28, 2020	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Chief Legal Officer